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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 15, 2000, relating to the financial statements and financial highlights which appear in the January 31, 2000 Annual Report to Shareholders of the Golden Oak Family of Funds, separately managed portfolios of The Arbor Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," "Experts," and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
May 25, 2000